                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902, 33-87602, and 333-18011) on Forms S-8 of Bed Bath & Beyond Inc. of our report dated March 27, 1998, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 28, 1998 and March 1, 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended February 28, 1998, which report appears in the February 28, 1998 annual report on Form 10-K of Bed Bath & Beyond Inc.


                                                  /S/ KPMG PEAT MARWICK LLP




New York, New York
May 29, 1998